Exhibit 4.5

Supplemental Indenture No. 11

TUCSON ELECTRIC POWER COMPANY
to
THE BANK OF NEW YORK MELLON,
Trustee

Dated as of November 1, 2010
Supplemental to Indenture of Mortgage and Deed of Trust,
dated as of December 1, 1992

Creating A Series of Bonds Designated
First Mortgage Bonds, Collateral Series I

This instrument constitutes a mortgage, a deed of trust and a security agreement.

SUPPLEMENTAL INDENTURE NO. 11, dated as of November 1, 2010, between Tucson Electric Power Company (hereinafter sometimes called the “Company”), a corporation organized and existing under the laws of the State of Arizona, having its principal office at One South Church Avenue, in the City of Tucson, Arizona, as trustor, and The Bank of New York Mellon, formerly known as The Bank of New York (successor in trust to Bank of Montreal Trust Company), a banking corporation organized and existing under the laws of the State of New York and having its principal office at 101 Barclay Street, in the Borough of Manhattan, The City of New York, New York, as trustee (hereinafter sometimes called the “Trustee”), under the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, between the Company and the Trustee (hereinafter called the “Original Indenture”), as heretofore amended and supplemented, this Supplemental Indenture No. 11 being supplemental thereto (the Original Indenture as heretofore amended and supplemented, and as supplemented hereby, and as it may from time to time be further supplemented, modified, altered or amended by any supplemental indenture entered into in accordance with and pursuant to the provisions thereof, is hereinafter called the “Indenture”).
Recitals of the Company
WHEREAS, the Original Indenture was authorized, executed and delivered by the Company to provide for the issuance from time to time of its Bonds (such term and all other capitalized terms used herein without definition having the meanings assigned to them in the Original Indenture), to be issued in one or more series as therein contemplated, and to provide security for the payment of the principal of and premium, if any, and interest, if any, on the Bonds; and
WHEREAS, the Company proposes to establish a series of Bonds designated “First Mortgage Bonds, Collateral Series I” and to be limited in aggregate principal amount (except as contemplated in clause (b) of Section 2 of Article II of the Original Indenture) to $540,588,000, such series of Bonds and such Bonds to be hereinafter sometimes called, respectively, “Series 10” and “Series 10 Bonds”; and
WHEREAS, all acts and proceedings required by law and by the articles of incorporation and by-laws of the Company, including all action requisite on the part of its shareholders, directors and officers, necessary to make the Series 10 Bonds, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, and to constitute this Supplemental Indenture a valid, binding and legal instrument, in accordance with its and their terms, have been done and taken; and the execution and delivery of this Supplemental Indenture No. 11 have been in all respects duly authorized;
WHEREAS, the Company proposes to amend the Indenture as set forth in this Supplemental Indenture No. 11 pursuant to Section 2 of Article XIII of the Indenture; and
WHEREAS, as provided in Section 2 of Article XIII of the Indenture, the Holders of the Series 10 Bonds shall be deemed to have consented to the amendments to the Indenture provided in this Supplemental Indenture No. 11 and, since such amendments take effect when no other series of Bonds is Outstanding, no additional consent or action of Holders of Bonds is necessary to amend the Indenture as provided in this Supplemental Indenture No. 11; and

WHEREAS, effective June 3, 1999, The Bank of New York succeeded to all of the corporate trust business of Bank of Montreal Trust Company, and, as a consequence, The Bank of New York, being otherwise qualified and eligible under Article XII of the Original Indenture, became the successor trustee under the Indenture without further act on the part of the parties thereto, as contemplated by Section 11 of Article XII of the Original Indenture; and
WHEREAS, effective July 1, 2008, The Bank of New York changed its name to The Bank of New York Mellon.
Granting Clauses
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE NO. 11 WITNESSETH, that, in order to secure the payment of the principal of and premium, if any, and interest, if any, on all Bonds at any time Outstanding under the Indenture according to their tenor, purport and effect, and to secure the performance and observance of all the covenants and conditions therein and herein contained (except any covenant of the Company with respect to the refund or reimbursement of taxes, assessments or other governmental charges on account of the ownership of the Bonds of any series or the income derived therefrom, for which the Holders of the Bonds shall look only to the Company and not to the property hereby mortgaged or pledged), and to declare the terms and conditions upon and subject to which the Series 10 Bonds are to be issued, and for and in consideration of the premises and of the mutual covenants herein contained and of the purchase and acceptance of the Bonds by the Holders thereof, and of the sum of $1 duly paid to the Company by the Trustee at or before the ensealing and delivery hereof, and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the Company has executed and delivered this Supplemental Indenture No. 11, and by these presents does grant, bargain, sell, release, convey, assign, transfer, mortgage, pledge, set over and confirm unto the Trustee, and grant to the Trustee a security interest in:
All and singular the premises, property, assets, rights and franchises of the Company (except Excepted Property), whether now or hereafter owned, constructed or acquired, of whatever character and wherever situated including, among other things (but reference to or enumeration of any particular kinds, classes or items of property shall not be deemed to exclude from the operation and effect of this Supplemental Indenture No. 11 any kind, class or item not so referred to or enumerated), all right, title and interest of the Company in and to the property described as granted in “Schedule A” attached to this Supplemental Indenture No. 11 and made part of these Granting Clauses to the same extent as if fully set forth in the same, and all plants for the generation of electricity by water, steam and/or other power; all power houses, substations, transmission lines, and distributing systems; all offices, buildings and structures, and the equipment thereof; all machinery, engines, boilers, dynamos, machines, regulators, meters, transformers, generators and motors; all appliances whether electrical, gas or mechanical, conduits, cables and lines; all pipes, service pipes, fittings, valves and connections, poles, wires, tools, implements, apparatus, furniture, and chattels; all municipal franchises and other franchises; all lines for the transmission and/or distribution of electric current, including towers, poles, wires, cables, pipes, conduits, street lighting systems and all apparatus for use in connection therewith; all real estate, lands, and leaseholds; all easements, servitudes, licenses, permits, rights, powers, franchises, privileges, rights-of-way and other rights in or relating to real estate or the occupancy of the same and all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore described; it being the intention of the parties that all property of every kind, real, personal or mixed (including, but not limited to, all property of the types hereinbefore described), other than Excepted Property, which may be acquired by the Company after the date hereof, shall, immediately upon the acquisition thereof by the Company, to the extent of such acquisition, and without any further conveyance or assignment, become and be subject to the direct lien of the Indenture as fully and completely as though now owned by the Company and described in said “Schedule A”; it further being the intention of the parties, however, that the lien of and security interest granted by this Supplemental Indenture No. 11 shall not result in the Trustee having greater rights with respect to any property of the Company, real, personal or mixed (including, but not limited to, leasehold interests in property), than the rights of the Company with respect to such property.
Together With all and singular the tenements, hereditaments and appurtenances belonging or in any wise appertaining to the aforesaid premises, property, assets, rights and franchises or any part thereof, with the reversion and reversions, remainder and remainders, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid premises, property, assets, rights and franchises and every part and parcel thereof.
Subject, however, to the reservations, exceptions, limitations and restrictions contained in the several deeds, leases, servitudes, contracts, decrees, judgments, or other instruments through which the Company acquired or claims title to or enjoys the use of the aforesaid properties; and subject also to such easements, leases, reservations, servitudes, reversions and other rights and privileges of others and such mortgages, liens and other encumbrances in, on, over, across or through said properties as existed at the time of the acquisition of such properties by the Company or as have been granted by the Company to other persons at or prior to the time of the issuance and delivery of the Bonds of the Initial Series; and subject also to Permitted Encumbrances and, as to any property acquired by the Company after the time of the issuance and delivery of the Bonds of the Initial Series, to any easements, leases, reservations, servitudes, reversions and other rights and privileges of others and mortgages, liens or other encumbrances thereon existing, and to any mortgages, liens and other encumbrances for unpaid portions of the purchase money placed thereon, at the time of such acquisition; and subject also to the provisions of Article XI of the Original Indenture;
To Have and To Hold the Trust Estate and all and singular the lands, properties, estates, rights, franchises, privileges and appurtenances hereby granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over and confirmed, together with all the appurtenances thereunto appertaining, unto the Trustee and its successors and assigns, forever;

But in Trust, Nevertheless, for the equal and proportionate use, benefit, security and protection of those who from time to time shall hold the Bonds authenticated and delivered hereunder and under the Indenture and duly issued by the Company, without any discrimination, preference or priority of any one Bond over any other by reason of priority in the time of issue, sale or negotiation thereof or otherwise, except as provided in Section 2 of Article IV of the Original Indenture, so that, subject to said provisions, each and all of said Bonds shall have the same right, lien and privilege under the Indenture and shall be equally secured thereby (except as any sinking, amortization, improvement, renewal or other fund, established in accordance with the provisions of the Indenture, may afford additional security for the Bonds of any particular series), and shall have the same proportionate interest and share in the Trust Estate, with the same effect as if all of the Bonds had been issued, sold and negotiated simultaneously on the date of the delivery hereof; and in trust for enforcing payment of the principal of the Bonds, and premium, if any, and interest, if any, thereon, according to the tenor, purport and effect of the Bonds and of the Indenture, and for enforcing the terms, provisions, covenants and agreements herein, in the Indenture and in the Bonds set forth;
Upon Condition that, until the happening of a Default, the Company shall be suffered and permitted to possess, use and enjoy the Trust Estate (except money, securities and other personal property pledged or deposited with or required to be pledged or deposited with the Trustee hereunder or under the Indenture) and to receive and use the rents, issues, income, revenues, earnings and profits therefrom, all as more specifically provided in Section 1 of Article VII of the Original Indenture;
And Upon the Trusts, Uses and Purposes and subject to the covenants, agreements and conditions hereinafter set forth and declared.
ARTICLE I
Additional Definitions
Section 1. Applicability of Article.
For all purposes of this Supplemental Indenture No. 11, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article shall have the meanings herein specified and include the plural as well as the singular.
Section 2. Additional Definitions.
“Administrative Agent” means Union Bank, N.A. (formerly known as Union Bank of California, N.A.), in its capacity as Administrative Agent under the Credit Agreement.
“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Company, the Lenders party thereto, the Issuing Banks party thereto, the Co-Syndication Agents party thereto, the Co-Documentation Agents party thereto and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Interest Payment Date” means the last Business Day of each March, June, September and December; provided, however, that the first Interest Payment Date shall be December 31, 2010.

“Maturity” means the date on which the principal of the Series 10 Bonds becomes due and payable, whether at stated maturity, upon redemption or acceleration, or otherwise.
The following terms shall have the meanings specified in the Credit Agreement: “Aggregate Commitment”, “Alternate Base Rate”, “Business Day”, “Issuing Bank”, “Letter of Credit”, “Loans” and “Obligations”.
A copy of the Credit Agreement is filed at the office of the Administrative Agent at 445 South Figueroa Street, 15th Floor, Los Angeles, California 90071 and at the office of the Company at One South Church Avenue, Tucson, Arizona 85701.
ARTICLE II
Series 10 Bonds
There is hereby established a series of Bonds having the following terms and characteristics (the lettered subdivisions set forth below corresponding to the lettered subdivisions of Section 2 of Article II of the Indenture):
(a) the title of the Bonds of such series shall be “First Mortgage Bonds, Collateral Series I” (such Bonds being hereinafter sometimes called the “Series 10 Bonds”);
(b) the aggregate principal amount of Series 10 Bonds which may be authenticated and delivered under the Indenture shall be limited to $540,588,000, except as contemplated in subdivision (b) of Section 2 of Article II of the Original Indenture;
(c) not applicable;
(d) the Series 10 Bonds shall mature on May 1, 2015;
(e) during the period from and including the date of the first authentication and delivery of the Series 10 Bonds to and including the day next preceding the first Interest Payment Date, the Series 10 Bonds shall bear interest at the rate of eight per centum (8%) per annum; thereafter, the Series 10 Bonds shall bear interest at a rate equal to the Alternate Base Rate from time to time in effect plus 500 basis points; interest on the Series 10 Bonds shall accrue from and including the date of the first authentication and delivery of the Series 10 Bonds, except as otherwise provided in the form of bond attached hereto as Exhibit A; interest on the Series 10 Bonds shall be payable on each Interest Payment Date and at Maturity, and the Regular Record Date for the interest payable on each Interest Payment Date shall be the day next preceding such Interest Payment Date; interest payable at Maturity shall be paid to the Person to whom principal shall be paid; and interest on the Series 10 Bonds during any period for which payment is made shall be computed in accordance with the Credit Agreement;

(f) the office of the Trustee in New York, New York, shall be the office or agency of the Company in The City of New York where (i) the principal of the Series 10 Bonds and interest payable thereon at Maturity shall be payable upon presentation thereof, (ii) registration of transfer of the Series 10 Bonds may be effected, (iii) exchanges of the Series 10 Bonds may be effected and (iv) notices and demands to or upon the Company in respect of the Series 10 Bonds or the Indenture may be served; provided, however, that the Company reserves the right to change, by written notice to the Trustee, such office or agency in The City of New York; and provided, further, that the principal office of the Company in Tucson, Arizona shall be an additional financial office or agency where the principal of the Series 10 Bonds and interest payable thereon at Maturity shall be payable upon presentation thereof; interest payable on the Series 10 Bonds prior to Maturity shall be paid by the Company directly to the Holders thereof;
(g) the Series 10 Bonds shall not be redeemable, in whole or in part, at the option of the Company;
(h) upon (i) the occurrence of an Event of Default under the Credit Agreement, and further upon the condition that, in accordance with the terms of the Credit Agreement, the Aggregate Commitments shall have been or shall have terminated and the Loans shall have been declared to be or shall have otherwise become due and payable immediately and the Administrative Agent shall have delivered to the Company a notice demanding redemption of the Series 10 Bonds which notice states that it is being delivered pursuant to Article VII of the Credit Agreement or (ii) the occurrence of an Event of Default under clause (h) or (i) of Article VII of the Credit Agreement, then all Series 10 Bonds shall be redeemed immediately at the principal amount thereof plus accrued interest to the date of redemption;
(i) the Series 10 Bonds shall be issued in denominations of $1,000 and any amount in excess thereof;
(j) not applicable;
(k) not applicable;
(l) not applicable;
(m) not applicable;
(n) not applicable;
(o) not applicable;
(p) not applicable;
(q) the Series 10 Bonds are to be issued and delivered to the Administrative Agent in order to provide collateral security for the obligation of the Company under the Credit Agreement to pay the Obligations, as described in subdivision (u) below. The Series 10 Bonds are non-transferable, except to a successor Administrative Agent under the Credit Agreement;
(r) not applicable;

(s) no service charge shall be made for the registration of transfer or exchange of Series 10 Bonds;
(t) not applicable;
(u) (i) the Series 10 Bonds are to be issued and delivered to the Administrative Agent in order to provide collateral security for the obligation of the Company under the Credit Agreement to pay the Obligations, to the extent and subject to the limitations set forth in clauses (ii) and (iii) of this subdivision;
(ii) the obligation of the Company to pay interest on the Series 10 Bonds on any Interest Payment Date prior to Maturity (x) shall be deemed to have been satisfied and discharged in full in the event that all amounts then due in respect of the Obligations shall have been paid or (y) shall be deemed to remain unsatisfied in an amount equal to the aggregate amount then due in respect of the Obligations and remaining unpaid (not in excess, however, of the amount otherwise then due in respect of interest on the Series 10 Bonds);
(iii) the obligation of the Company to pay the principal of and accrued interest on the Series 10 Bonds at or after Maturity (x) shall be deemed to have been satisfied and discharged in full in the event that all amounts then due in respect of the Obligations shall have been paid and no Letter of Credit shall remain outstanding or (y) shall be deemed to remain unsatisfied in an amount equal to the aggregate amount then due in respect of the Obligations and remaining unpaid plus the aggregate stated amount of the outstanding Letters of Credit (not in excess, however, of the amount otherwise then due in respect of principal of and accrued interest on the Series 10 Bonds);
(iv) the Trustee shall be entitled to presume that the obligation of the Company to pay the principal of and interest on the Series 10 Bonds as the same shall become due and payable shall have been fully satisfied and discharged unless and until it shall have received a written notice from the Administrative Agent, signed by an authorized officer thereof, stating that the principal of and/or interest on the Series 10 Bonds has become due and payable and has not been fully paid, and specifying the amount of funds required to make such payment;
(v) in the event of an application by the Administrative Agent for payment or for a substituted Series 10 Bond pursuant to Section 11 of Article II of the Original Indenture, the Administrative Agent shall not be required to provide any indemnity or pay any expenses or charges as contemplated in said Section 11; and
(vi) the Series 10 Bonds shall have such other terms as are set forth in the form of bond attached hereto as Exhibit A, which form is hereby designated as the form of the Series 10 Bonds.

ARTICLE III
Amendments to the indenture
Section 1. Amendment to Definition of “Excepted Property.”
The Company hereby amends subdivisions A, B and C of the definition of “Excepted Property” contained in the Granting Clauses of the Indenture to read as follows:
“A. All bills, notes and accounts receivable, cash on hand or in banks, choses in action, contracts and agreements, existing leases in which the Company is lessor and leases hereafter made of portions of the Mortgaged Property in which the Company is lessor.
B. All shares of stock and other certificates or evidences of interest therein, and all bonds, notes and other evidences of indebtedness or certificates of interest therein and other securities, security entitlements, securities accounts, deposit accounts, or investment property now owned or hereafter acquired or possessed by the Company (except securities or obligations specifically subjected to the lien hereof or required to be pledged by the terms of this Indenture).
C. (i) All goods, wares, materials, merchandise and supplies purchased or acquired for the purpose of sale in the ordinary course of business; and fuel, materials, stores and supplies and other personal property which are consumable in their use in the operation of, or are not in use in connection with or connected as fixtures to, the plants or systems of the Company; (ii) all automobiles, buses, trucks, tractors, trailers and similar vehicles and all rolling stock and other railroad equipment and all personal property (other than fixtures) of such character that the perfection of a security interest therein or other Lien thereon is not governed by the Uniform Commercial Code as in effect in the jurisdiction in which the Company is organized; and (iii) to the extent not properly chargeable to the utility plant accounts of the Company, all hand tools, all furniture, and all computers, machinery and equipment used exclusively for corporate administrative or clerical purposes.”
Section 2. Amendment to the Engineers’ Certificate.
(a) The Company hereby amends the first paragraph of clause (B) of subdivision (3) of Section 6 of Article III of the Indenture to read as follows:
“(B) specifying any Property Additions designated by the Company that were purchased, constructed or otherwise acquired by the Company since the Initial Funding Date, not included in clause (B) of any Engineer’s Certificate under this subdivision (3) theretofore delivered to the Trustee and not theretofore made the basis for the release of Funded Property under any of the provisions of this Indenture; and as to such Property Additions:”
(b) The Company hereby amends clause (C) of subdivision (3) of Section 6 of Article III of the Indenture to read as follows:
“(C) stating the aggregate amount of all Property Retirements made on or before a date specified in such certificate (which date shall be the most recent date prior to the date of such certificate for which the Company can reasonably calculate such amount of Property Retirements) and not theretofore deducted in a prior Engineer’s Certificate under this subdivision (3);”

Section 3. Effective Date of Amendments.
The amendments specified in Sections 1 and 2 of this Article III will become effective at the time that the Bonds of the series designated as “First Mortgage Bonds, Collateral Series F” are no longer Outstanding.
As provided in Section 2 of Article XIII of the Indenture, the Holders of Series 10 Bonds shall be deemed to have consented to this Supplemental Indenture No. 11 containing the amendments specified herein and no action on the part of such Holders is required to evidence such consent.
ARTICLE IV
Miscellaneous Provisions
This Supplemental Indenture No. 11 is a supplement to the Original Indenture. As heretofore supplemented and further supplemented by this Supplemental Indenture No. 11, the Original Indenture is in all respects ratified, approved and confirmed, and the Original Indenture as heretofore supplemented and this Supplemental Indenture No. 11 shall together constitute one and the same instrument.
The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture No. 11. The statements and recitals herein are deemed to be those of the Company and not of the Trustee.

IN WITNESS WHEREOF, Tucson Electric Power Company has caused its corporate name to be hereunto affixed, and this instrument to be signed by one of its Vice Presidents, and its corporate seal to be hereunto affixed and attested by its Secretary or one of its Assistant Secretaries for and on its behalf; and The Bank of New York Mellon, as trustee, in evidence of its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed, and this instrument to be signed by one of its authorized signatories and its corporate seal to be hereunto affixed and attested by one of its authorized signatories, for and on its behalf, all as of the day and year first above written.

Tucson Electric Power Company
By	/s/ Kentton C. Grant
Vice President

Attest:

/s/ Linda Kennedy
Secretary

The Bank of New York Mellon, Trustee
By	/s/ Timothy W. Casey
Authorized Signatory

Attest:

/s/ Laurence O’ Brien
Authorized Signatory

State of Arizona	)
	)	ss.:
County of Pima	)
This instrument was acknowledged before me this 2nd day of November 2010 by Kentton C. Grant, as Vice President and Treasurer, and Linda Kennedy, as Secretary, of Tucson Electric Power Company, an Arizona corporation, known to me to be the individuals who executed this instrument, and known to me to be a Vice President and Treasurer and the Secretary, respectively, of said corporation, and who personally acknowledged before me and stated that they executed said instrument on behalf of said corporation for the purposes and consideration therein expressed.

/s/ Melissa R. Martinez
Notary Public

Notary Public State of Arizona
Pima County
Melissa R. Martinez
My Commission Expires
07/31/2011

State of New York	)
	)	ss.:
County of New York	)
This instrument was acknowledged before me this 2nd day of November 2010 by Timothy W. Casey, as Authorized Signatory, and Laurence O’Brien, as Authorized Signatory, of The Bank of New York Mellon, a New York banking corporation, known to me to be the individuals who executed this instrument, and known to me to be Authorized Signatories of said corporation, and who personally acknowledged before me and stated that they executed said instrument on behalf of said corporation for the purposes and consideration therein expressed.

/s/ Christine S. Conway
Notary Public

Christine S. Conway
Notary Public, State of New York
No. 01CO-4774419
Qualified in Queens County
Commission Expires 3/30/2014

Exhibit A
[Form of Bond]
This bond is non-transferable,
except to a successor Administrative Agent under the
Credit Agreement referred to herein.

No. _____________________	$
TUCSON ELECTRIC POWER COMPANY
FIRST MORTGAGE BOND, COLLATERAL SERIES I
DUE MAY 1, 2015
TUCSON ELECTRIC POWER COMPANY, a corporation of the State of Arizona (hereinafter sometimes called the “Company”), for value received, promises to pay to as Administrative Agent under the Credit Agreement hereinafter referred to or registered assigns, the principal sum of
DOLLARS
on May 1, 2015 in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts, at the office or agency of the Company in The City of New York, or in the City of Tucson, Arizona, upon presentation hereof, and quarterly, on the last Business Day (as defined in Supplemental Indenture No. 11 hereinafter referred to) of March, June, September and December in each year, commencing December 31, 2010 (each an “Interest Payment Date”), and at Maturity (as defined in Supplemental Indenture No. 11 hereinafter referred to), to pay interest thereon in like coin or currency at the rate specified below, from the Interest Payment Date next preceding the date of this bond (unless this bond be dated on an Interest Payment Date, in which case from the date hereof; or unless this bond be dated prior to the first Interest Payment Date, in which case from and including the date of the first authentication and delivery of the bonds of this series), until the Company’s obligation with respect to such principal sum shall be discharged.
During the period from and including the date of the first authentication and delivery of the bonds of this series to and including the day next preceding the first Interest Payment Date, the bonds of this series shall bear interest at the rate of eight per centum (8%) per annum; thereafter, the bonds of this series shall bear interest at a rate equal to the Alternate Base Rate (as defined in Supplemental Indenture No. 11 hereinafter referred to) from time to time in effect plus 500 basis points. Interest on the bonds of this series during any period for which payment is made shall be computed in accordance with the Credit Agreement.

This bond is one of an issue of bonds of the Company, issued and to be issued in one or more series under and equally and ratably secured (except as any sinking, amortization, improvement, renewal or other fund, established in accordance with the provisions of the indenture hereinafter mentioned, may afford additional security for the bonds of any particular series) by the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992 (the “Original Indenture”), from the Company to The Bank of New York Mellon, formerly known as The Bank of New York (successor in trust to Bank of Montreal Trust Company), as trustee (the “Trustee”), as supplemented by eleven supplemental indentures including Supplemental Indenture No. 11, dated as of November 1, 2010 (the Original Indenture, as so supplemented, and such Supplemental Indenture being hereinafter called the “Indenture” and “Supplemental Indenture No. 11”, respectively), to which Indenture reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security provided by the Indenture, the rights and limitations of rights of the Company, the Trustee and the holders of said bonds with respect to the security provided by the Indenture, the powers, duties and immunities of the Trustee, the terms and conditions upon which such bonds are and are to be secured, and the circumstances under which additional bonds may be issued. The acceptance of this bond shall be deemed to constitute the consent and agreement by the holder hereof to all of the terms and provisions of the Indenture. This bond is one of a series of bonds designated as the First Mortgage Bonds, Collateral Series I, of the Company.
The Indenture permits, with certain exceptions as therein provided, the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the holders of not less than sixty per centum (60%) in aggregate principal amount of the bonds of all series then outstanding under the Indenture, considered as one class; provided, however, that if there shall be bonds of more than one series outstanding under the Indenture and if a proposed supplemental indenture shall directly affect the rights of the holders of bonds of one or more, but less than all, of such series, then the consent only of the holders of bonds in aggregate principal amount of the outstanding bonds of all series so directly affected, considered as one class, shall be required; and provided, further, that if the bonds of any series shall have been issued in more than one tranche and if the proposed supplemental indenture shall directly affect the rights of the holder of bonds of one or more, but less than all, of such tranches, then the consent only of the holders of bonds in aggregate principal amount of the outstanding bonds of all tranches so directly affected, considered as one class, shall be required; and provided, further, that the Indenture permits the Trustee to enter into one or more supplemental indentures for limited purposes without the consent of any holders of bonds. Any such consent by the holder of this bond shall be conclusive and binding upon such holder and upon all future holders of this bond and of any bond issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent is made upon this bond.
The Company has issued and delivered the bonds of this series to Union Bank, N.A., as Administrative Agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Company, the Lenders party thereto, the Issuing Banks party thereto, the Co-Syndication Agents party thereto, the Co-Documentation Agents party thereto and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), in order to provide collateral security for the obligation of the Company thereunder to pay the Obligations (as defined in Supplemental Indenture No. 11).

Upon the occurrence of an Event of Default under the Credit Agreement, and further upon such additional conditions as are set forth in subdivision (h) of Article II of Supplemental Indenture No. 11, then all bonds of this series shall be redeemed immediately at the principal amount thereof plus accrued interest to the date of redemption.
The obligation of the Company to pay interest on the bonds of this series on any Interest Payment Date prior to Maturity (a) shall be deemed to have been satisfied and discharged in full in the event that all amounts then due in respect of the Obligations shall have been paid or (b) shall be deemed to remain unsatisfied in an amount equal to the aggregate amount then due in respect of the Obligations and remaining unpaid (not in excess, however, of the amount otherwise then due in respect of interest on the bonds of this series).
The obligation of the Company to pay the principal of and accrued interest on the bonds of this series at or after Maturity (x) shall be deemed to have been satisfied and discharged in full in the event that all amounts then due in respect of the Obligations shall have been paid and no Letter of Credit (as defined in Supplemental Indenture No. 11) shall remain outstanding or (y) shall be deemed to remain unsatisfied in an amount equal to the aggregate amount then due in respect of the Obligations and remaining unpaid plus the aggregate stated amount of the outstanding Letters of Credit (not in excess, however, of the amount otherwise then due in respect of principal of and accrued interest on the bonds of this series).
The principal of this bond and the interest accrued hereon may become or be declared due and payable before the stated maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of a default as therein provided.
This bond is non-transferable except as required to effect transfer to any successor administrative agent under the Credit Agreement, any such transfer to be made at the office or agency of the Company in The City of New York, upon surrender and cancellation of this bond, and upon any such transfer a new bond of this series, for the same aggregate principal amount and having the same stated maturity date, will be issued to the transferee in exchange herefor. Prior to due presentment for registration of transfer, the Company and the Trustee may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes. This bond, alone or with other bonds of this series, may in like manner be exchanged at such office or agency for one or more bonds of this series of the same aggregate principal amount and having the same stated maturity date and interest rate, all as provided in the Indenture.
No recourse shall be had for the payment of the principal of or interest on this bond, or for any claim based hereon or otherwise in respect hereof or of the Indenture, against any incorporator, shareholder, director or officer, as such, past, present or future, of the Company or of any predecessor or successor corporation, either directly or through the Company or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise howsoever (including, without limiting the generality of the foregoing, any proceeding to enforce any claimed liability of shareholders of the Company, based upon any theory of disregarding the corporate entity of the Company or upon any theory that the Company was acting as the agent or instrumentality of the shareholders); all such liability being, by the acceptance hereof and as a part of the consideration for the issuance hereof, expressly waived and released by every holder hereof, and being likewise waived and released by the terms of the Indenture under which this bond is issued, as more fully provided in said Indenture.
This bond shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by The Bank of New York Mellon, or its successor, as Trustee under the Indenture.

In Witness Whereof, the Company has caused this bond to be signed in its name by the manual or facsimile signature of its President or one of its Vice Presidents, and its corporate seal, or a facsimile thereof, to be impressed or imprinted hereon and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.
Dated:  ___ _ , 20 __

TUCSON ELECTRIC POWER COMPANY
By:

Attest:

[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]
This is one of the bonds, of the series designated therein, described in the within-mentioned Indenture.
Dated:  ___ _ , 20 __

The Bank of New York Mellon, Trustee
By:

SCHEDULE A
DESCRIPTION OF MORTGAGED PROPERTY
Generic Description
All electric generating plants, gas generating plant, gas holders, steam plant, gas regulating stations, substations and other properties of the Company, including all power houses, transmission lines, buildings, pipes, structures and works, and the lands of the Company on which the same are situated, and all the Company’s lands, easements, rights, rights-of-way, water rights, rights to the use of water, including all of the Company’s right, title and interest in and to any and all decrees therefor, permits, franchises, consents, privileges, licenses, poles, towers, wires, switch racks, insulators, pipes, machinery, engines, boilers, motors, regulators, meters, tools, appliances, equipment, appurtenances and supplies, forming a part of or appertaining to said plants, holders, sites, stations or other properties, or any of them, or used or enjoyed or capable of being used or enjoyed in conjunction or connection therewith; and
All electric substations and substation sites of the Company including all buildings, structures, towers, poles, lines, and all equipment, appliances, and devices for transforming, converting and distributing electric energy, and all the right, title and interest of the Company in and to the land on which the same are situated, and all of the Company’s lands, easements, rights-of-way, rights, franchises, privileges, machinery, equipment, fixtures, appliances, devices, appurtenances and supplies forming a part of said substation or any of them, or used or enjoyed, or capable of being used or enjoyed, in conjunction or connection therewith; and
All warehouses, buildings, structures, works and sites and the Company’s lands on which the same are situated, and all easements, rights-of-way, permits, franchises, consents, privileges, licenses, machinery, equipment, furniture and fixtures, appurtenances and supplies forming a part of said warehouses, buildings, structures, works and sites, or any of them, or used or enjoyed or capable of being used or enjoyed in connection or conjunction therewith; and
All electric distribution systems of the Company, including towers, poles, wires, insulators, appliances, devices, appurtenances and equipment, and all the Company’s other property, real, personal or mixed, forming a part of, or used, occupied or enjoyed in connection with or in any way appertaining to said distribution systems, or any of them, together with all of the Company’s rights-of-way, easements, permits, privileges, municipal or other franchises, licenses, consents and rights for or relating to the construction, maintenance or operation thereof through, over, under or upon any public streets or highways, or public or private lands; and also all branches, extensions, improvements and developments of or appertaining to or connected with said electric distribution systems, or any of them, and all other electric distribution systems of the Company and parts thereof wherever situated, and whether now owned or hereafter acquired, as well as all rights-of-way, easements, privileges, permits, municipal or other franchises, consents and rights for or relating to the construction, maintenance or operation thereof, or any part thereof, through, over, under or upon public or private lands, whether now owned or hereafter acquired; and

All electric transmission and/or distribution lines of the Company, including the towers, poles, pole lines, wires, switch racks, insulators, supports, guys, telephone and telegraph lines and other appliances and equipment, and all other property of the Company, real, personal or mixed, forming a part thereof or appertaining thereto, together with all of the Company’s rights-of-way, easements, permits, privileges, municipal or other franchises, consents, licenses and rights, for or relating to the construction, maintenance or operation thereof, through, over, under or upon any public streets or highways or other lands, public or private; also all extension, branches, taps, developments and improvements of or to any and all of the above-described transmission and/or distribution lines, telephone and telegraph lines or any of them, as well as all rights-of-way, easements, permits, privileges, rights and municipal or other franchises, licenses and consents, for or relating to the construction, maintenance or operation of said lines or any of them, or any part thereof, through, over, under or upon any public streets or highways or any public or private lands, whether now owned or hereafter acquired;
Excepting, however, any property of the character of “Excepted Property” within the meaning of the Supplemental Indenture to which this Schedule A is attached.
Specific Description of Any Additional Real Property
Specific descriptions of additional portions of the Mortgaged Property which constitute real property, if any, are contained in Annex 1 to this Schedule A.

Annex 1
to
Schedule A
An undivided 33% interest in the following real property situated in Apache County, Arizona:
Parcel No. 1:
Section 1, Township 12 North, Range 27 East of the Gila and Salt River Base and Meridian, Apache County, Arizona.
EXCEPT one-half interest in all oil, gas, coal and other minerals upon, lying in or under the said land as reserved in Deed recorded in Book 25 of Deeds, page 348.
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 2:
Section 9, Township 12 North, Range 27 East of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT the Northeast quarter of the Northwest quarter thereof;
EXCEPT an undivided three-quarters of all oil and mineral rights on said land as reserved in instrument recorded in Book 27 of Deeds, page 522;
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 3:
Section 11, Township 12 North, Range 27 East of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT an undivided three-quarters of all oil and mineral rights on said land as reserved in instrument recorded in Book 27 of Deeds, page 522;
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.

Parcel No. 4:
All of Section 3, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT the following described parcel reserved unto the Grantor: BEGINNING at the Southwest corner of the above described Section 3, said point also being the Southeast corner of Section 4, Township 12 North, Range 28 East, and the Southeast corner of Mountain View Unit Two, a subdivision plat recorded in Book 6, page 32, records of Apache County, Arizona, and being situated in a portion of Section 4, Township 12 North, Range 28 East;
Thence North 02°59’52” West, along the west line of said Section 3, also being the east line of said Subdivision, a distance of 2,795.03 feet;
Thence North 89°43’22” East, a distance of 350.00 feet;
Thence South 02°59’52” West parallel with the east line of said Subdivision, a distance of 2,795.03, more or less, to a point on the South line of said Section 3;
Thence westerly, along the south line of said Section 3, a distance of 350 feet, more or less, to the POINT OF BEGINNING; AND
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 5:
The North half of the North half;
the North half of the Southwest quarter of the Northeast quarter;
and the North half of the South half of the Southwest quarter of the Northeast quarter of Section 7, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT one-half interest in all oil, gas, coal and other minerals upon, lying in or under the said land as reserved in Deed recorded in Book 25 of Deeds, page 349 (N1/2 of NE1/4; SW1/4 NE1/4, Except S1/2 S1/2 SW1/4NE1/4);
EXCEPT all oil, gas, coal and other minerals upon, lying in or under said land as reserved in Deed recorded in Book 25 of Deeds, page 384 (N1/2 of NW1/4);
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 6:
The East half;
the West half of the Southwest quarter;
and the Southwest quarter of the Northwest quarter of Section 8, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT an undivided one-half of all oil and mineral rights held as reserved in Deed recorded in Book 25 of Deeds, page 566 (East half of Section 8);

EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 7:
The South half;
and the South half of the North half of Section 9, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT an undivided one-half of all oil and mineral rights held as reserved in Deed recorded in Book 25 of Deeds, page 566;
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 8:
The East half;
the Northwest quarter;
the East half of the Southwest quarter;
and the East half of the West half of the Southwest quarter of Section 17, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT an undivided one-half of all oil and mineral rights held as reserved in Deed recorded in Book 25 of Deeds, page 566; and
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 9:
The North half of the Southeast quarter of the Northeast quarter;
and the South half of the Northeast quarter of the Northeast quarter of Section 18, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 10:
The South half of the Southwest quarter of the Northwest quarter;
the East half of the Northwest quarter;
the Southwest quarter;
the Southeast quarter;
the West half of the Northeast quarter;

and the Southeast quarter of the Northeast quarter of Section 20, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 11:

The Northeast quarter of the Northeast quarter of Section 20, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT all the oil and gas in the land as reserved in the Patent from the United States of America (Docket 74, page 84).